Exhibit 99.1

Federal Trust Corporation Announces 2005 Second Quarter Earnings

          SANFORD, Fla., July 28 /PRNewswire-FirstCall/ -- James V. Suskiewich, Chairman, President and Chief Executive Officer of Federal Trust Corporation (Amex: FDT), announced mid-year results for 2005. Net earnings for the current quarter were $1,171,000, up 40% from the $838,000 in earnings for the second quarter of 2004. On a per share basis, second quarter earnings were $.15 per basic and $.14 per diluted share, compared to $.13 per basic and diluted share for the second quarter of 2004. The earnings increase for 2005 is attributable to the Company’s continued growth in assets and the improvement in both net interest and non-interest income.

          At June 30, 2005, Federal Trust’s total assets were $661 million, an increase of $146 million, or 28% from June 30, 2004. Stockholders’ equity at the end of the second quarter of 2005 was $42 million, up 54% from the second quarter of 2004.  The book value per share was $5.14 at June 30, 2005, compared to $4.19 at the end of June 2004.

          President Suskiewich stated, “The second quarter showed progress on several fronts. We have commenced construction on our new Lake Mary branch and expect to begin construction on our Port Orange branch very shortly. We also have two additional sites selected for free standing branch facilities in Volusia and Lake counties to open in 2006, one of which has already been purchased and the other is under contract.

          “Our progress has not gone unnoticed,” continued Chairman Suskiewich. “Starting July 1, 2005, Federal Trust will now be included in the new Russell Microcap Index. This recognition is not only a compliment to our management and employees, but will also increase the visibility of our Company, which should equate to greater liquidity for our common stock.”

          At June 30, 2005, the market capitalization of Federal Trust exceeded $75 million.  As a result, the Company is now an accelerated filer with the SEC and is also subject to the provisions of Section 404 of the Sarbanes Oxley Act of 2002 (“SOX”). During the first half of 2005, work has already commenced to comply with SOX 404.  The Company is benefiting from the experiences learned by the larger public companies that were required to comply in 2004. The commitment of resources in both staff time and expenses will be significant in 2005, however, we expect that these efforts will improve our operating and reporting controls for the future.

          Since June 2004, the Federal Reserve has been steadily raising short-term interest rates, which has a direct impact on our cost of funds. At the same time, longer-term rates have remained the same or fallen from last year. This flattening of the interest rate yield curve has negatively affected the net interest margin industry-wide. For the second quarter of 2005, Federal Trust’s net interest margin decreased to 2.28%, from 2.66% for the second quarter of 2004. The Company’s focus has been to build a more interest-sensitive commercial loan portfolio and to increase the lower costing consumer transaction accounts through an aggressive branch strategy.  Together, these strategies will help to improve the Company’s net interest margin and reduce our sensitivity to interest rate risk.

          Federal Trust’s common stock is traded on the American Stock Exchange under the symbol “FDT.” At July 27, 2005, the closing price was $11.40 per share.

          Federal Trust Corporation is a unitary thrift holding company and is the parent company of Federal Trust Bank, a $656 million federally-chartered, FDIC-insured savings bank. Federal Trust Bank operates from six full-service offices in Sanford, Winter Park, Casselberry, New Smyrna Beach, Deltona, and Orange City, Florida. The Company’s Executive and Administrative Offices are located in Sanford, Florida.

          The following information is in thousands except per share data.

	At Quarter End

	June 30, 2005	June 30, 2004	% Change

Total assets	$661,351	$515,372	28%
Investment securities	45,631	38,775	18%
Loans	568,635	439,100	30%
Deposits	428,283	345,837	24%
Shareholders’ equity	42,030	27,353	54%
Book value per share	$5.14	$4.19	23%

	Three Months Ended

	June 30, 2005	June 30, 2004	% Change

Interest income	$8,019	$5,586	44%
Interest expense	4,480	2,517	78%
Net interest income	3,539	3,069	15%
Provision for loan losses	120	150	-20%
Non-interest income	803	607	31%
Non-interest expenses	2,410	2,269	6%
Provision for income taxes	641	419	53%
Net earnings	1,171	838	40%
Earnings per share-basic	$.15	$.13	15%
Earnings per share-fully diluted	$.14	$.13	8%
Average common shares
Outstanding - basic	7,999	6,530	22%
Average common shares
Outstanding - diluted	8,230	6,698	23%
Return on average assets	0.72%	0.67%	7%
Return on average equity	11.41%	12.23%	-7%
Net interest margin	2.28%	2.66%	-14%

	Six Months Ended

	June 30, 2005	June 30, 2004	% Change

Interest income	$15,471	$11,384	36%
Interest expense	8,142	4,910	66%
Net interest income	7,329	6,474	13%
Provision for loan losses	300	700	-57%
Non-interest income	1,432	1,285	11%
Non-interest expenses	4,764	4,615	3%
Provision for income taxes	1,311	796	65%
Net earnings	2,386	1,648	45%
Earnings per share-basic	$.30	$.25	20%
Earnings per share-fully diluted	$.29	$.25	16%
Average common shares
Outstanding - basic	7,975	6,530	22%
Average common shares
Outstanding - diluted	8,208	6,691	23%
Return on average assets	0.75%	0.67%	12%
Return on average equity	11.72%	12.25%	-4%
Net interest margin	2.44%	2.83%	-14%

          This Press Release contains forward-looking statements, including statements about the financial conditions, results of operations and earnings outlook of Federal Trust Corporation. The forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from such forward-looking statements include, among others, the following: 1) projected business increases following process changes and other investments are lower than expected; 2) competitive pressure among financial services companies increases significantly; 3) general economic conditions are less favorable than expected; 4) political conditions and related actions by the United States military abroad adversely affect the Company’s businesses and economic conditions as a whole; 5) changes in the interest rate environment reduce interest margins and impact funding sources; 6) changes in market rates and prices adversely impact the value of financial products and assets; 7) legislation or regulatory environments, requirements or changes adversely affect businesses in which the company is engaged; 8) litigation and regulatory liabilities, including costs, expenses, settlements and judgments, adversely affect the company or its businesses, and; 9) decisions to downsize, sell or close units or otherwise change the business mix of the Company. For further information regarding Federal Trust Corporation, please read the Federal Trust Corporation reports filed with the SEC and available at http://www.sec.gov .

          Press Releases and other information about Federal Trust Corporation can be found on the PR Newswire at http://www.prnewswire.com .

For more information, contact:	Marcia Zdanys,
Corporate Secretary/Investor Relations
(407) 323-1833

SOURCE  Federal Trust Corporation
          -0-                                        07/28/2005
          /CONTACT:  Marcia Zdanys, Corporate Secretary, Investor Relations, Federal
Trust Corporation, +1-407-323-1833/
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